EXHIBIT 99.1

For Immediate Release

CONTACT:      Allcity Insurance Company
              Douglas Whitenack, 718-422-4000


                     LEUCADIA NATIONAL CORPORATION INCREASES
                 PROPOSED TENDER OFFER CONSIDERATION FOR ALLCITY
                         INSURANCE COMPANY COMMON STOCK


Brooklyn, NY - (Business Wire) -- March 25, 2003. Allcity Insurance Company (ALCI-OTCBB) ("Allcity") announced today that a Special Committee of the Board of Directors formed to consider a proposal by Leucadia National Corporation ("Leucadia") to acquire all of the outstanding common stock of Allcity not already owned by Leucadia and its affiliates, has advised the Company that, in response to negotiations conducted by the Special Committee, Leucadia has increased the consideration for its proposed tender offer to $2.75 per share. The Special Committee also advised the Company that, subject to confirmation that the Company's Annual Report on Form 10-K for the year ended December 31, 2002 does not disclose any information that would adversely affect the Special Committee's evaluation of the proposal or the opinion of the financial advisor to the Special Committee as to the fairness, from a financial point of view, of the $2.75 per share price to the shareholders of the Company unaffiliated with Leucadia, it would recommend that the Board of Directors recommend that shareholders accept Leucadia's proposal.

Assuming that the Special Committee and the Board of Directors each recommend acceptance of Leucadia's proposal, Leucadia has advised the Company that it intends to commence the tender offer as soon as practicable following such action, although there can be no assurance that any such tender offer will in fact be commenced or consummated.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Allcity. When it becomes available, shareholders should read the tender offer statement on Schedule TO (including a "going-private" Transaction Statement) filed by Leucadia as it will contain important information about the tender offer. When it becomes available, shareholders can obtain such tender offer statement on Schedule TO free of charge from the U.S. Securities and Exchange Commission's website at http: www.sec.gov or from Leucadia by directing a request to Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.